GEOVIC FILES THIRD QUARTER FINANCIAL
REPORT, ANNOUNCES NKAMOUNA PROJECT DELAY

November 14, 2008 – Denver, CO - Geovic Mining Corp. (“Geovic” or “the Company”, TSX: GMC, OTC.BB:GVCM), has filed its SEC form 10-Q report for the third quarter ending September 30, 2008. Key highlights include the following:

1.      The cash balance increased from $66.1 million at the end of the second quarter to $73.3 million at the end of the third quarter. The increase was principally due to a $15.2 million minority interest contribution from the Cameroonian shareholders, who have contributed approximately $20 million to Geovic Cameroon Plc (“GeoCam”) through September 30th.

2.      Due to concern about the recent turmoil in global commodity, capital, and credit markets, and subsequently the probable unavailability of acceptable financing terms in the mining sector generally, Geovic has concluded that debt and equity financing for the Nkamouna project, as well as its construction, will be delayed.

The Company recently commenced a reassessment of alternatives to enhance Nkamouna’s viability, targeting improvements in project economics, a reduction in overall process risks, and ultimately the facilitation of debt and equity financing. Geovic expects to shortly present alternatives to the current development plans for consideration by the GeoCam minority shareholders, and will announce any material changes if and when they are finalized. Additionally, the Company will consider other cost reducing activities to preserve its available cash.

Moreover, Geovic believes it may be prudent for GeoCam to undertake limited pre-construction activities, while deferring previously budgeted work such as exploratory drilling and engineering commitments, pending improvement in world-wide financial and commodities markets. Activities deemed to enhance the value and ultimate development of the project will be considered.

Based on the aforementioned plans to delay commencement of construction at Nkamouna, and currently planned and committed expenditures, the Company anticipates no need to access the equity markets in the foreseeable future.

Separately, Geovic continues to anticipate the release of an updated NI 43-101 compliant reserve/resource calculation, incorporating the 2008 drilling programs at both Nkamouna and Mada. For further information on this drilling program, see the Company’s press releases dated June 25, 2008 and September 8, 2008.

GeoCam minority shareholder contributions of $15.2 million in the third quarter bring the total minority shareholder contribution to approximately $20 million, which essentially equilibrated the equity contributions of Geovic and the minority shareholders through September 30th. Going forward, equity contributions will be shared based on GeoCam ownership, approximately 60% by Geovic and 40% by the minority shareholders.

Geovic Background

Geovic is a U.S.-based corporation whose principal asset is a significant cobalt-nickel-manganese deposit in the Republic of Cameroon. Additionally, the company controls a diverse portfolio of energy, precious metals, and uranium projects in the United States, operated through its wholly-owned subsidiary Geovic Energy.

Additional Company and project information may be found on the websites www.sedar.com and www.sec.gov. For more information, please contact:

Andrew Hoffman				Greg Hill		Vanguard Shareholder Solutions
VP, Investor Relations				Chief Financial Officer		Direct (604) 608-0824
Geovic Mining Corp.			or	Geovic Mining Corp.	or	Toll-Free (866) 801-0779
Direct	(720)	350-4130		Direct (303) 476-6455		ir@vanguardsolutions.ca
Toll-Free	(888)	350-4130		ghill@geovic.net
ahoffman@geovic.net

On behalf of the Board John E. Sherborne, CEO and Director Cautionary Note Regarding Forward Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements (within the meaning of Canadian securities legislation) that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements with respect to the future price of metals; the estimation of mineral reserves and resources; the timing and amount of estimated future production, costs of production, and capital expenditures; costs and timing of the development of new deposits; and success of exploration activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. In certain cases, forward-looking statements can be identified by the use of words such as “proposes”, “expects”, “is expected”, “scheduled”, “estimated”, “intends”, or variations of such words and phrases or state that certain actions, events or results “will” occur. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks and other factors include, among others, risks related to operations; actual results of current exploration activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of metals; possible variations in ore reserves, grades, or recovery rates; failure of plant, equipment or processes to operate as anticipated; accidents, labour disputes, other risks of the mining industry, delays in obtaining governmental approvals or financing or in the completion of development or construction activities and other factors as described in detail in the Company’s Annual Information Form and Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements in this press release speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof to reflect the occurrence of unanticipated events.